Exhibit 10.16




January 19, 1998

Mr. Jeff Weitzen
13 Cobblefield Drive
Mendham, NJ  07945

Dear Jeff,

I am excited about us working together. I think we seem to have good synergies in the way we both look at things, and I think it would be a blast to work with you to build a company that we can both be proud of. A company that currently has great potential but depends upon great people and leadership to see it live up to its promise. Gateway can be truly a company that others envy; a company that is socially responsible and truly designed for the next millennium; a company that people would be jazzed to be able to work for; and a company that customers trust, respect, admire and count on. Great people and fanatical customer loyalty is the foundation that leads to great financial success.

I am pleased to offer you the key position of President and Chief
Operating Officer of Gateway 2000 under the following terms (for defined terms, see Exhibit A):

Title:  President and Chief Operating Officer

Role and Responsibilities: Reporting responsibilities as the title implies. Direct responsibility for the overall P&L of the company and managing our growth plans. Exact reporting relationships for persons other than Jeff and Ted will be agreed to by Jeff and Ted (who have agreed on Dave's reporting relationships), but will include:

All Line Functions,
Product Functions,
Systems, and
Key Operational Entities.

Salary and Bonus: $750,000 annual salary (pro-rated in the case of a partial year), plus incentive bonus up to 150% of salary targeted at 100%, as determined by the Board of Directors or Compensation Committee. You shall receive a minimum bonus for 1998 of $250,000.

Initial Options: Initial grant of options ("Initial Options") to purchase 1,000,000 shares exercisable at fair market value on date of grant, with a ten-year term (except as provided below) and subject to our standard 4 year vesting. Full vesting of the Initial Options shall occur upon (i) Termination Without Cause,
(ii) Termination for Good Reason or (iii) a Change in Control. Full vesting of the Initial Options shall also occur upon a Nonrenewal of Employment Term (as defined herein). In the event of termination as a result of death or Disability, the portion of the Initial Options that would otherwise have vested as a result of lapse of time during the twenty-four month period following such event shall immediately become exercisable and any other unvested portion shall lapse. The exercise period of the vested portion of the Initial Options shall cease one (1) year after termination in the case of termination as a result of death or
Disability, Termination without Cause, Termination for Good Reason, Nonrenewal of Employment Term or a termination for any reason whatsoever occurring on or after a Change in Control and, in all other cases, ninety (90) days after termination. The Initial Options will be granted under Gateway's 1996 Long-Term Incentive Equity Plan ("Plan") and shall be subject to the terms of the Plan.

Recurring Options: Eligible for additional options starting in 1999. Targeted at options to purchase 75,000 shares twice a year based on a $30 stock price (i.e., targets subject to adjustment based on Black-Scholes value), in each case subject to approval of the Board of Directors or Compensation Committee in accordance with the Plan or other applicable Gateway stock option plan. The terms of such options shall be established by the Board of Directors or Compensation Committee at the time of grant.

Up-front Sign-On Bonus: Signing bonus (within ten (10) days of commencement of employment) of $1,400,000 in cash, plus fully-vested stock grant under the Plan (or outside the Plan on substantially the same terms) valued at $600,000 at public market price of Gateway stock on date of grant.

Relocation:  Reimbursement for reasonable relocation expenses  on an  after-tax basis in accordance with Gateway's relocation  plan
including   reasonable  loss  on  sale  of   current   home   and
reimbursement of reasonable temporary living expenses.

Term: Thirty-six months after commencement of employment ("Employment Term"), subject to renewal for successive additional one (1) year periods by mutual agreement of the parties; provided that your Employment Term hereunder shall terminate earlier upon your death, Termination for Cause or Disability by the Company, Termination Without Cause by the Company, Termination for Good Reason by you, Termination without Good Reason by you or Termination as a result of Change in Control by you.

Change   of  Control,  Termination  Without  Cause,  Etc.:   Upon
(i)  Termination Without Cause, (ii) Termination for Good Reason,
(iii) Nonrenewal of Employment Term or (iv) termination by you or the Company of your employment for any reason whatsoever (other than Cause) within six (6) months after the effective date of a Change in Control ("Termination as a result of Change in Control"), you will receive in a lump sum, within twenty (20) days thereafter, an amount equal to three (3) times the sum of your then current annual base salary (prior to any deduction in violation hereof) and annual incentive bonus (being prior to January 1, 1999, your target bonus and thereafter the highest such bonus for any of the last two completed fiscal years up to but not in excess of your then current annual base salary (prior to any deduction in violation hereof)). Such payments shall be your sole remedy for such termination of the Employment Term except as specifically provided herein. In the event of a Termination by you as a result of Change in Control, you agree, at the Company's request made within ten (10) days of your giving notice of termination as a result of a Change in Control, to either (as requested by the Company) (i) continue full-time service to the Company for a transition period ending three months after the effective date of the Change in Control unless terminated earlier by the Company or by you for Good Reason (other than a breach of clause (a)(ii) of the definition of such term because you are reporting to a new CEO) or (ii) provide senior level consulting services as an employee on the compensation terms then in effect for up to a three month period after the effective date of the Change in Control.

Excise Tax: In the event any payment in the nature of compensation made, directly or indirectly, by the Company to you which is contingent on a change in the ownership or effective control of the company or in the ownership of a substantial portion of the assets of the Company (such terms having their respective meanings under Code Section 280G) is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), on "excess parachute payments" as defined in Code Section 280G (an "Excise Tax"), the Company shall pay you an amount equal to such Excise Tax ("Additional Compensation") but without further reimbursement to you for any Excise Tax or additional taxes payable with respect to such Additional Compensation. You agree, in the event you believe that you are required to pay any such Excise Tax, to afford the Company the reasonable ability, after it has paid you any such amount then due, to contest the imposition of such Excise Tax. In the event the amount you would receive after the application of the immediately preceding sentence, net of all applicable income, excise and payroll taxes, is less than the amount you would receive, net of all applicable income, excise and payroll taxes, if your total compensation were reduced to a level that is the maximum amount that you could receive without there being any "excess parachute payment" under Code Section 280G (the "No Parachute Maximum"), your compensation shall be reduced to the No Parachute Maximum by reducing the lump sum payment due to you hereunder.

Life and Disability Insurance: In addition to any life insurance benefits generally available to you as a senior executive, the Company will pay the premiums for a $5,000,000 term life and lump sum Disability insurance policy for the initial 12-month period during the Employment Term only and a $2,500,000 term life and lump sum Disability insurance policy for the succeeding 12-month period of the Employment Term only (together in each case with any amount to reimburse you, on after tax basis, for the income and payroll taxes, if any, payable by you due to the Company's payment of such premiums and reimbursements), provided that if you are not then insurable at normal rates for a person of your age, the Company will purchase as much insurance as purchasable at standard rates.

All   Terminations:   Accrued  Amounts  when   determinable   and
otherwise due; and no other amounts shall be payable except as provided herein.

Transition and Timing: To be mutually agreed, but anticipated to be starting February of 1998.

Other: (i) Indemnification to the full extent permitted by applicable law and coverage with respect to claims (both during and after employment) relating to your period of service during the Employment Term under the Company's directors and officers insurance policy (as in effect from time to time),
(ii) participation in all benefits, fringe, incentive and equity compensation plans (provided that any specific benefits and rights hereunder shall be netted against any such other similar benefits and plans) that are generally available to senior executives to the extent you are eligible to participate therein;
(iii) payment of your reasonable out-of-pocket legal fees and disbursements for reviewing this arrangement and reimbursement of your reasonable out-of-pocket legal fees and disbursements relating to any claim in which you obtain a final judgment of a court of competent jurisdiction against the Company for breach of this letter if you materially prevail in the matters raised in such litigation; and (iv) inclusion in management's slate for the Company's Board of Directors (without additional compensation) at the next annual meeting of stockholders following commencement of employment. All payments and benefits provided under this letter shall be subject to withholding for applicable income (or similar) taxes. As a Company executive, you shall be bound by the terms of the Company's Nondisclosure/Intellectual Property and Non-Competition Agreements in the respective forms attached hereto, the provisions of which are incorporated herein by reference.

Jeff, I am very excited about wrapping this up and getting down to building a great company together. I believe it is in both our best interests to reach agreement on the above as soon as possible.

Sincerely,



Ted Waitt, Chairman
Chief Executive Officer




The above offer is subject to Board approval, and is made upon reliance of Jeff's representation that he is free to accept the offer and commence exclusive employment with the Company as of the date of commencement contemplated hereby without restriction from any employer other than the Company (other than confidentiality obligations arising either at law or under agreement(s) heretofore provided to the Company), provided the foregoing shall not prevent you from being involved in charitable activities or managing your personal investments (which shall exclude investments in competitors of the Company posted at the time of investment other than passive investments of a less than five percent equity or debt interest). This letter may not be assigned by you or the Company other than by the Company in connection with a sale of all or substantially all of its assets or by law as a result of a merger or consolidation. Upon acceptance hereof this letter shall be binding upon and inure to the benefit of the parties and their successors or permitted assigns in accordance with the terms hereof. This letter constitutes the entire agreement of the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, and shall be governed by and construed in accordance with the internal laws of the State of South Dakota.


ACCEPTED AND AGREED TO:



________________________
Jeff Weitzen

                           EXHIBIT A


Cause shall mean (a) your material breach of any of the terms of the Nondisclosure/Intellectual Property Agreement or the Non-Competition Agreement, or your representation and agreement to provide services on an exclusive basis to the Company during the Employment Term, which breach in any case is not cured within twenty (20) days of written notice thereof; (b) willful misconduct with regard to the Company or gross neglect or dereliction of duty resulting in either such case, in material economic harm to the Company; (c) failure to follow (or in good faith attempt to follow) the reasonable lawful written direction of the Company's CEO, Chairman or Board of Directors; or
(d) conviction of, or pleading nolo contendere to, a felony (other than a felony predicated on your vicarious liability or involving a routine traffic violation) or any other crime involving securities fraud or theft of substantial assets of the Company. Vicarious liability shall mean any liability which is based on acts of the Company for which you are charged solely as a result of your offices with the Company and in which you were not directly involved or had prior knowledge of such actions or intended actions with, in either case, knowledge or reasonable belief that a law was being violated.

Disability shall mean you are then incapable or absent from your duties with the Company on a full-time basis because of physical or mental incapacity to perform your material duties and have been so for 180 days.

Termination for Disability shall mean a termination by the Company while and as a result of your Disability.

Termination Without Cause shall mean any termination by the Company during the Employment Term other than for Cause or as a result of death or Disability. A Nonrenewal of Employment Term shall be treated the same as a Termination Without Cause.

Good Reason shall mean (a) any diminution in title or any material diminution in authority, responsibility or reporting lines not commensurate with your position including but not limited to as a material diminution (i) maintaining your current position but in an entity that is a subsidiary of another entity and not in the ultimate parent company or (ii) reporting to anyone but the Board of Directors or Ted Waitt or (b) any other material breach by the Company of this letter, which in any case is not cured within twenty days of written notice thereof. Your sole remedy for any breach of this letter by the Company which would provide you with a right to terminate with Good Reason shall be a Termination for Good Reason.

Termination for Good Reason shall mean a termination by you as a result of the occurrence of a Good Reason event that remains uncured for the specified period. Any notice of termination of employment for a specific Good Reason event shall be given within 180 days after the first occurrence of the event on which such Good Reason termination is to be based.

Termination without Good Reason shall mean any termination by you other than a Termination for Good Reason.

Nonrenewal of Employment Term shall occur on the third anniversary of the commencement date of employment, unless prior to such date the Employment Term shall have terminated or the parties shall have agreed in writing to an extension of the employment term, if the reason for nonrenewal is a determination by the Company not to extend the term for any reason (other than Cause, death, Disability or the lack of your agreement to extend) or a determination by you not to accept the terms relating to title, role and responsibility (whether or not the same as in this letter) or relating to compensation or the other applicable material terms set forth herein as part of such renewal, it being understood that your refusal to accept a continuation (or increase) of the level of compensation you are then receiving, to agree to a renewal absent an additional sign-on bonus or options or to accept continuation of such other material terms (i.e. other than title, role and responsibility) shall not be deemed to constitute a Nonrenewal of Employment Term. Any nonrenewal of the Employment Term for any reason not within the foregoing provisions shall not constitute a "Nonrenewal of Employment Term" for purposes hereof, and shall be treated as a Termination without Good Reason.

Accrued Amounts shall mean (a) Base Salary, benefits, fringes and expense reimbursements due for the period prior to any termination, (b) any bonuses earned but unpaid for any prior fiscal year and a pro rata bonus (based on period of service in the current fiscal year provided at least three months have elapsed in such year prior to termination) based on actual achievement against targets during the fiscal year and (c) any other amounts due under the terms of any plan or program.

Change in Control shall have the meaning set forth in the Plan, provided that no Change in Control shall be deemed to have occurred while Ted Waitt continues to serve as CEO of the Company (or if the Company becomes a subsidiary, its ultimate parent entity) or, in the case of a sale, transfer or other disposition of assets, its successor (or if its successor becomes a subsidiary, its ultimate parent entity).